News Release

For Immediate Release:	For More Information,
October 24, 2012	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports Third Quarter Results

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income available to common shareholders of $3.7 million, or $0.22 per diluted common share, for the three months ended September 30, 2012, compared to a net loss of $0.7 million, or ($0.04) per diluted common share, recorded in the third quarter of 2011. For the nine months ended September 30, 2012, the Company reported net income available to common shareholders of $0.3 million, or $0.01 per diluted common share, compared to net income of $7.3 million, or $0.43 per diluted common share, for the nine months ended September 30, 2011.

The results for the third quarter of 2011 were negatively impacted by $2.5 million in accelerated accretion of the discount remaining on preferred stock that was redeemed that quarter. Also impacting comparability from 2011 to 2012 was a $10.2 million bargain purchase gain related to the January 2011 acquisition of The Bank of Asheville in Asheville, North Carolina.

Note Regarding Components of Earnings

The Company’s results of operation are significantly affected by the on-going accounting for two FDIC-assisted failed bank acquisitions. In the discussion below, the term “covered” is used to describe assets included as part of FDIC loss share agreements, which generally result in the FDIC reimbursing the Company for 80% of losses incurred on those assets. The term “non-covered” refers to the Company’s legacy assets, which are not included in any type of loss share arrangement.

For covered loans that deteriorate in terms of repayment expectations, the Company records immediate allowances through the provision for loan losses. For covered loans that experience favorable changes in credit quality compared to what was expected at the acquisition date, including loans that payoff, the Company records positive adjustments to interest income over the life of the respective loan – also referred to as loan discount accretion. For foreclosed properties that are sold at gains or losses or that are written down to lower values, the Company records the gains/losses within noninterest income.

The adjustments discussed above are recorded within the income statement line items noted without consideration of the FDIC loss share agreements. Because favorable changes in covered assets result in lower expected FDIC claims, and unfavorable changes in covered assets result in higher expected FDIC claims, the FDIC indemnification asset is adjusted to reflect those expectations. The net increase or decrease in the indemnification asset is reflected within noninterest income.

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The adjustments noted above can result in volatility within individual income statement line items. Because of the FDIC loss share agreements and the associated indemnification asset, pretax income resulting from amounts recorded as provisions for loan losses on covered loans, discount accretion, and losses from covered foreclosed properties is generally only impacted by 20% of these amounts due to the corresponding adjustments made to the indemnification asset.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter of 2012 amounted to $34.5 million, a 2.9% increase from the $33.5 million recorded in the third quarter of 2011. Net interest income for the nine months ended September 30, 2012 amounted to $99.5 million, a 0.8% decrease from the $100.3 million recorded in the comparable period of 2011.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) in the third quarter of 2012 was 4.86%, a seven basis point increase compared to the 4.79% margin realized in the third quarter of 2011 and an 18 basis point increase from the 4.68% margin realized in the second quarter of 2012. The higher margins were primarily a result of higher amounts of discount accretion on loans purchased in failed bank acquisitions recognized during the respective periods, as well as lower overall funding costs. Excluding the discount accretion on purchase loans, the Company’s net interest margin was 4.22% for the third quarter of 2012 compared to the same 4.22% in the second quarter of 2012 and 4.31% in the third quarter of 2011. See the Financial Summary for a table that presents the impact of the loan discount accretion, as well as other purchase accounting adjustments. Also see the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding the loan discount accretion, and the note thereto that explains why this ratio is presented and caution regarding the use of this non-GAAP performance measure. The Company’s cost of funds has steadily declined from 0.78% in the third quarter of 2011 to 0.57% in the third quarter of 2012.

For the nine month period ended September 30, 2012, the Company’s net interest margin was 4.71% compared to 4.77% for the same period in 2011. The lower margin was primarily due to lower loan yields, as well as the mix of the Company’s earning assets being more concentrated in lower yielding short-term investments in 2012 compared to a larger concentration of higher yielding loans and securities in 2011.

Provision for Loan Losses and Asset Quality

The Company recorded total provisions for loan losses of $7.1 million in the third quarter of 2012 compared to $9.1 million for the third quarter of 2011. For the nine months ended September 30, 2012, the Company recorded total provisions for loan losses of $35.1 million compared to $31.4 million for the comparable period of 2011.

The provision for loan losses on non-covered loans amounted to $6.0 million in the third quarter of 2012 compared to $6.4 million in the third quarter of 2011. The decline in provision was primarily due to stabilization in the Company’s assessment of the losses associated with its nonperforming non-covered loans. For the first nine months of 2012, provision for loan losses on non-covered loans amounted to $29.7 million compared to $21.6 million for the same period of 2011. The higher provision for loan losses was primarily a result of an internal review of non-covered loans that occurred in the first quarter of 2012 that applied more conservative assumptions to estimate the probable losses associated with some of the Company’s nonperforming loan relationships, which the Company believes may lead to a more timely resolution of the related credits.

The Company’s provisions for loan losses for covered loans amounted to $1.1 million and $2.7 million for the three months ended September 30, 2012 and 2011, respectively, and $5.4 million and $9.8 million for the nine months ended September 30, 2012 and 2011, respectively. The lower provisions in 2012 were also due to stabilization in the Company’s assessment of the losses associated with its nonperforming covered loans. The majority of the provisions for loan losses on covered loans in 2011 and 2012 relate to loans assumed in the Company’s June 2009 acquisition of Cooperative Bank. As previously discussed, the provision for loan losses related to covered loans is offset by an 80% increase to the FDIC indemnification asset, which increases noninterest income.

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Total non-covered nonperforming assets amounted to $146 million at September 30, 2012 (4.93% of non-covered total assets) an increase of $27 million from the $119 million recorded at September 30, 2011. Within nonperforming assets, nonaccrual loans declined by $6 million over that time period and foreclosed real estate increased by approximately that same amount. The cause for the increase in non-covered nonperforming assets was an increase in troubled debt restructurings (TDRs), which increased by $27 million. TDRs are accruing loans that the Company has granted concessions to as a result of the borrower’s financial difficulties. As part of a routine regulatory exam that concluded in the third quarter of 2012, the Company reclassified approximately $12 million of performing loans to TDR status in the second quarter of 2012 and another $18 million in the third quarter of 2012. Of the $38.5 million of TDRs at September 30, 2012, approximately $37.1 million were current or past due less than thirty days. Other than reclassifying these loans to a nonperforming asset category for disclosure purposes, the reclassifications did not impact the Company’s financial statements.

Total covered nonperforming assets have generally declined over that same period, amounting to $114 million at September 30, 2012 compared to $158 million at September 30, 2011. Within this category, foreclosed real estate has declined from $105 million at September 30, 2011 to $58 million at September 30, 2012.

Noninterest Income

Total noninterest income for the three months ended September 30, 2012 was $2.8 million compared to $3.5 million for the comparable period of 2011. For the nine months ended September 30, 2012 and 2011, the Company recorded noninterest income of $9.9 million and $22.8 million, respectively. The significant decrease in noninterest income for the nine month period comparison is primarily the result of the previously discussed $10.2 million bargain purchase gain recorded in the acquisition of The Bank of Asheville during the first quarter of 2011.

Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgages, iv) commissions from financial product sales, and v) bank-owned life insurance income. Core noninterest income for the third quarter of 2012 was $6.8 million, an increase of 14.9% over the $5.9 million reported for the third quarter of 2011. Core noninterest income for the nine months ended September 30, 2012 amounted to $18.9 million, an increase of 9.2% for the comparable period of 2011. These increases were primarily due to higher debit card usage and mortgage loan refinancing activity.

The Company continues to experience losses and write-downs on its foreclosed properties due to declining property values in its market area. For the third quarter of 2012, these losses amounted to $1.6 million for covered properties compared to $5.2 million in the third quarter of 2011. For each of the nine month periods ended September 30, 2011 and 2012, losses on covered properties amounted to $12.7 million.

Losses on non-covered foreclosed properties amounted to $1.0 million for each of the third quarters of 2011 and 2012. For the nine months ended September 30, 2012, losses on non-covered foreclosed properties amounted to $3.0 million compared to $2.5 million for the same period of 2011.

As previously discussed, indemnification asset income (expense) is recorded to reflect additional (decreased) amounts expected to be received from the FDIC due to covered loan and foreclosed property losses arising during the period. In the third quarter of 2012, higher loan discount accretion and relatively low levels of loan and foreclosed property losses on covered assets resulted in a net reduction in the indemnification asset, which resulted in $1.6 million of indemnification asset expense compared to $3.6 million in indemnification asset income recorded in the third quarter of 2011. For the nine months ended September 30, 2012, indemnification asset income amounted to $6.1 million compared to $10.5 million for the same period of 2011.

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The Company recorded $0.6 million in gains on sales of securities during the first nine months of 2012 compared to $0.1 million in the comparable period of 2011.

Noninterest Expenses

Noninterest expenses amounted to $23.7 million in the third quarter of 2012, a 1.3% decrease from the $24.0 million recorded in the third quarter of 2011. Noninterest expenses for the nine months ended September 30, 2012 amounted to $71.5 million, a 0.6% decrease from the $71.9 million recorded in the first nine months of 2011. During 2012, the Company has emphasized cost control measures to enhance profitability.

Balance Sheet and Capital

Total assets at September 30, 2012 amounted to $3.3 billion, a 0.6% increase from a year earlier. Total loans at September 30, 2012 amounted to $2.4 billion, a 0.4% increase from a year earlier, and total deposits amounted to $2.8 billion at September 30, 2012, a 3.8% increase from a year earlier.

For the fifth consecutive quarter, the Company experienced growth in its non-covered loan portfolio, with non-covered loans increasing by $22 million during the three months ended September 30, 2012. At September 30, 2012, non-covered loans amounted to $2.1 billion, an increase of $78 million, or 3.8%, from a year earlier. The Company is actively pursuing lending opportunities.

The Company’s level of non-interest bearing checking accounts amounted to $398.5 million at September 30, 2012, a 19.3% increase from a year earlier, while interest-bearing checking accounts amounted to $482.6 million, an increase of 28.0% from a year earlier. Contributing to the increase in interest-bearing checking accounts was a shift into this category from customer repurchase agreements as a result of the repeal of the prohibition on banks paying interest on commercial deposit accounts. The overall growth in checking and other transaction accounts has allowed the Company to reduce its reliance on higher cost time deposits.

The Company remains well-capitalized by all regulatory standards, with a Total Risk-Based Capital Ratio at September 30, 2012 of 16.26% compared to the 10.00% minimum to be considered well-capitalized. The Company’s tangible common equity to tangible assets ratio was 6.46% at September 30, 2012, a decrease of 29 basis points from a year earlier.

Comments of the President and Other Business Matters

Richard H. Moore, President and CEO of First Bancorp, commented on today’s report, “We are pleased with our Company’s performance this quarter. Our core business continues to grow, and we are working to build on the positive momentum.”

The following is a list of business development and other miscellaneous matters affecting the Company:

•	On August 24, 2012, the Company reported that it had completed the acquisition of approximately $9 million in deposits from the Gateway Bank & Trust Co. branch located at 901 Military Cutoff Road, Wilmington, North Carolina. The acquired accounts were transferred to a nearby branch of First Bank.

•	On September 26, 2012, the Company announced that it had reached an agreement to assume all of the deposits, totaling approximately $64 million, and acquire selected performing loans, totaling approximately $22 million, of the Four Oaks Bank & Trust Company branches located in Southern Pines, North Carolina and Rockingham, North Carolina. The Company will acquire the Rockingham branch building, while the Southern Pines branch facility will not be acquired. The deposits and loans of the Southern Pines branch will be initially assigned to the First Bank branch located at nearby Pinecrest Plaza. The transaction is expected to close in the first quarter of 2013, subject to regulatory approval.
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•	The Company is relocating its Biscoe, North Carolina branch and expects to re-open in a new building on December 3, 2012.

•	The Company expects to complete the relocation of its branch in Fort Chiswell, Virginia in the fourth quarter of 2012.

•	The Company is closing its Reynolds branch in Asheville, North Carolina on December 28, 2012. The Company will continue to serve the Asheville market with four branches.

•	On August 28, 2012, the Company announced a quarterly cash dividend of $0.08 cents per share payable on October 25, 2012 to shareholders of record on September 30, 2012. This is the same dividend rate as the Company declared in the third quarter of 2011.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.3 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 98 branches, with 82 branches operating in North Carolina, 9 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, and Little River), and 7 branches in Virginia (Abingdon, Christiansburg, Dublin, Fort Chiswell, Radford, Salem and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K.

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First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended September 30,		Percent
($ in thousands except per share data – unaudited)	2012	2011	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$37,037	37,200
Interest on investment securities	1,488	1,921
Other interest income	164	107
Total interest income	38,689	39,228	(1.4%)
Interest expense
Interest on deposits	3,769	5,150
Other, primarily borrowings	447	589
Total interest expense	4,216	5,739	(26.5%)
Net interest income	34,473	33,489	2.9%
Provision for loan losses – non-covered loans	5,970	6,441	(7.3%)
Provision for loan losses – covered loans	1,103	2,705	(59.2%)
Total provision for loan losses	7,073	9,146	(22.7%)
Net interest income after provision for loan losses	27,400	24,343	12.6%
Noninterest income
Service charges on deposit accounts	3,053	3,046
Other service charges, commissions, and fees	2,275	2,040
Fees from presold mortgages	785	468
Commissions from financial product sales	510	383
Bank-owned life insurance income	207	9
Foreclosed property losses and write-downs – covered	(1,641)	(5,176)
Foreclosed property losses and write-downs – non-covered	(1,020)	(919)
Indemnification asset income (expense), net	(1,569)	3,589
Securities gains	189	—
Other gains	14	46
Total noninterest income	2,803	3,486	(19.6%)
Noninterest expenses
Personnel expense	12,909	13,066
Occupancy and equipment expense	2,988	2,763
Intangibles amortization	224	226
Merger expenses	—	12
Other operating expenses	7,536	7,891
Total noninterest expenses	23,657	23,958	(1.3%)
Income before income taxes	6,546	3,871	69.1%
Income taxes	2,123	1,314	61.6%
Net income	4,423	2,557	73.0%

Preferred stock dividends	(688)	(815)
Accretion of preferred stock discount	—	(2,474)

Net income (loss) available to common shareholders	$3,735	(732)	n/m

Earnings (loss) per common share – basic	$0.22	(0.04)	n/m
Earnings (loss) per common share – diluted	0.22	(0.04)	n/m

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$34,473	33,489
Tax-equivalent adjustment (1)	376	389
Net interest income, tax-equivalent	$34,849	33,878	2.9%

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary – Page 2

	Nine Months Ended September 30,		Percent
($ in thousands except per share data – unaudited)	2012	2011	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$107,715	112,471
Interest on investment securities	4,879	5,815
Other interest income	481	300
Total interest income	113,075	118,586	(4.6%)
Interest expense
Interest on deposits	12,075	16,684
Other, primarily borrowings	1,485	1,619
Total interest expense	13,560	18,303	(25.9%)
Net interest income	99,515	100,283	(0.8%)
Provision for loan losses – non-covered loans	29,721	21,618	37.5%
Provision for loan losses – covered loans	5,374	9,805	(45.2%)
Total provision for loan losses	35,095	31,423	11.7%
Net interest income after provision for loan losses	64,420	68,860	(6.4%)
Noninterest income
Service charges on deposit accounts	8,867	8,985
Other service charges, commissions, and fees	6,634	6,025
Fees from presold mortgages	1,685	1,109
Commissions from financial product sales	1,325	1,147
Bank-owned life insurance income	380	33
Gain from business acquisition	—	10,196
Foreclosed property losses and write-downs – covered	(12,742)	(12,693)
Foreclosed property losses and write-downs – non-covered	(3,026)	(2,543)
Indemnification asset income, net	6,094	10,455
Securities gains	638	74
Other gains	67	5
Total noninterest income	9,922	22,793	(56.5%)
Noninterest expenses
Personnel expense	39,947	38,627
Occupancy and equipment expense	8,618	8,205
Intangibles amortization	670	676
Merger expenses	—	606
Other operating expenses	22,245	23,800
Total noninterest expenses	71,480	71,914	(0.6%)
Income before income taxes	2,862	19,739	(85.5%)
Income taxes	331	7,081	(95.3%)
Net income	2,531	12,658	(80.0%)

Preferred stock dividends	(2,277)	(2,440)
Accretion of preferred stock discount	—	(2,932)

Net income available to common shareholders	$254	7,286	(96.5%)

Earnings per common share – basic	$0.01	0.43	(97.7%)
Earnings per common share – diluted	0.01	0.43	(97.7%)

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$99,515	100,283
Tax-equivalent adjustment (1)	1,150	1,162
Net interest income, tax-equivalent	$100,665	101,445	(0.8%)

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - Page 3

	Three Months Ended September 30,		Nine Months Ended September 30,
PERFORMANCE RATIOS (annualized)	2012	2011	2012	2011
Return on average assets (1)	0.45%	(0.09%)	0.01%	0.29%
Return on average common equity (2)	5.30%	(1.00%)	0.12%	3.38%
Net interest margin – tax-equivalent (3)	4.86%	4.79%	4.71%	4.77%
Net charge-offs to average loans – non-covered	1.57%	1.26%	1.28%	1.66%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	0.08	$0.24	0.24
Stated book value – common	16.42	17.08	16.42	17.08
Tangible book value – common	12.35	12.93	12.35	12.93
Common shares outstanding at end of period	17,013,008	16,884,617	17,013,008	16,884,617
Weighted average shares outstanding – basic	16,988,150	16,875,918	16,955,130	16,843,716
Weighted average shares outstanding – diluted	16,988,150	16,903,031	16,955,130	16,871,010

CAPITAL RATIOS
Tangible equity to tangible assets	8.41%	8.72%	8.41%	8.72%
Tangible common equity to tangible assets	6.46%	6.75%	6.46%	6.75%
Tier I leverage ratio	10.06%	10.26%	10.06%	10.26%
Tier I risk-based capital ratio	14.99%	15.66%	14.99%	15.66%
Total risk-based capital ratio	16.26%	16.91%	16.26%	16.91%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,314,887	3,293,758	$3,310,241	3,322,562
Loans	2,432,528	2,441,486	2,433,964	2,471,804
Earning assets	2,855,083	2,808,205	2,855,307	2,841,021
Deposits	2,822,388	2,724,418	2,804,524	2,767,222
Interest-bearing liabilities	2,550,689	2,592,873	2,564,113	2,616,157
Shareholders’ equity	344,007	355,575	344,851	353,382

(1) Calculated by dividing annualized net income (loss) available to common shareholders by average assets.

(2) Calculated by dividing annualized net income (loss) available to common shareholders by average common equity.

(3) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011

Net interest income – tax-equivalent (1)	$34,849	33,338	32,478	32,314	33,878
Taxable equivalent adjustment (1)	376	387	387	394	389
Net interest income	34,473	32,951	32,091	31,920	33,489
Provision for loan losses – non-covered	5,970	5,194	18,557	6,907	6,441
Provision for loan losses – covered	1,103	1,273	2,998	2,971	2,705
Noninterest income	2,803	1,770	5,349	3,423	3,486
Noninterest expense	23,657	23,448	24,375	24,192	23,958
Income (loss) before income taxes	6,546	4,806	(8,490)	1,273	3,871
Income tax expense (benefit)	2,123	1,516	(3,308)	289	1,314
Net income (loss)	4,423	3,290	(5,182)	984	2,557
Preferred stock dividends	688	829	760	794	815
Accretion of preferred stock discount	—	—	—	—	2,474
Net income (loss) available to common shareholders	3,735	2,461	(5,942)	190	(732)

Earnings (loss) per common share – basic	0.22	0.15	(0.35)	0.01	(0.04)
Earnings (loss) per common share – diluted	0.22	0.15	(0.35)	0.01	(0.04)

See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands)	At Sept. 30, 2012	At June 30, 2012	At Dec. 31, 2011	At Sept. 30, 2011	One Year Change
Assets
Cash and due from banks	$79,991	58,872	80,341	75,772	5.6%
Interest bearing deposits with banks	203,212	203,313	135,826	167,712	21.2%
Total cash and cash equivalents	283,203	262,185	216,167	243,484	16.3%

Investment securities	217,530	228,089	240,614	217,403	0.1%
Presold mortgages	4,380	4,053	6,090	3,823	14.6%

Loans – non-covered	2,137,074	2,114,906	2,069,152	2,058,724	3.8%
Loans – covered by FDIC loss share agreements	303,997	322,895	361,234	373,824	(18.7%)
Total loans	2,441,071	2,437,801	2,430,386	2,432,548	0.4%
Allowance for loan losses – non-covered	(45,154)	(47,523)	(35,610)	(34,397)	31.3%
Allowance for loan losses – covered	(4,394)	(5,931)	(5,808)	(3,257)	34.9%
Total allowance for loan losses	(49,548)	(53,454)	(41,418)	(37,654)	31.6%
Net loans	2,391,523	2,384,347	2,388,968	2,394,894	(0.1%)

Premises and equipment	74,044	73,642	69,975	69,862	6.0%
FDIC indemnification asset	107,615	116,902	121,677	120,950	(11.0%)
Intangible assets	69,170	69,287	69,732	69,958	(1.1%)
Foreclosed real estate – non-covered	38,065	37,895	37,023	32,673	16.5%
Foreclosed real estate – covered	58,367	70,850	85,272	104,785	(44.3%)
Other assets	78,780	81,505	54,956	44,866	75.6%
Total assets	$3,322,677	3,328,755	3,290,474	3,302,698	0.6%

Liabilities
Deposits:
Non-interest bearing checking accounts	$398,527	381,353	335,833	334,109	19.3%
Interest bearing checking accounts	482,583	472,342	423,452	376,999	28.0%
Money market accounts	533,462	541,319	509,801	502,235	6.2%
Savings accounts	159,189	160,137	146,481	146,977	8.3%
Brokered deposits	146,180	152,087	157,408	157,177	(7.0%)
Internet time deposits	18,518	23,439	29,902	40,120	(53.8%)
Other time deposits > $100,000	562,245	557,828	575,408	567,347	(0.9%)
Other time deposits	533,760	549,793	576,752	604,440	(11.7%)
Total deposits	2,834,464	2,838,298	2,755,037	2,729,404	3.8%

Repurchase agreements	—	—	17,105	60,498	(100.0%)
Borrowings	111,394	111,394	133,925	135,759	(17.9%)
Other liabilities	34,029	38,989	39,257	25,224	34.9%
Total liabilities	2,979,887	2,988,681	2,945,324	2,950,885	1.0%

Shareholders’ equity
Preferred stock	63,500	63,500	63,500	63,500	0.0%
Common stock	105,454	105,437	104,841	105,518	(0.1%)
Retained earnings	181,672	179,298	185,491	186,654	(2.7%)
Accumulated other comprehensive income (loss)	(7,836)	(8,161)	(8,682)	(3,859)	103.1%
Total shareholders’ equity	342,790	340,074	345,150	351,813	(2.6%)
Total liabilities and shareholders’ equity	$3,322,677	3,328,755	3,290,474	3,302,698	0.6%

First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011

Yield on loans	6.06%	5.88%	5.80%	5.74%	6.04%
Yield on securities – tax-equivalent (1)	3.45%	3.69%	3.84%	3.95%	4.14%
Yield on other earning assets	0.31%	0.35%	0.29%	0.34%	0.29%
Yield on all interest earning assets	5.44%	5.31%	5.27%	5.29%	5.60%

Rate on interest bearing deposits	0.61%	0.66%	0.71%	0.77%	0.85%
Rate on other interest bearing liabilities	1.60%	1.54%	1.61%	1.27%	1.22%
Rate on all interest bearing liabilities	0.66%	0.70%	0.76%	0.81%	0.88%
Total cost of funds	0.57%	0.62%	0.67%	0.72%	0.78%

Net interest margin – tax-equivalent (2)	4.86%	4.68%	4.59%	4.55%	4.79%
Average prime rate	3.25%	3.25%	3.25%	3.25%	3.25%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011

Interest income – reduced by premium amortization on loans	$(116)	(116)	(116)	(116)	(116)
Interest income – increased by accretion of loan discount (1)	4,587	3,290	2,578	1,730	3,339
Interest expense – reduced by premium amortization of deposits	17	22	33	58	96
Interest expense – reduced by premium amortization of borrowings	—	—	30	35	37
Impact on net interest income	$4,488	3,196	2,525	1,707	3,356

(1)	Indemnification asset income is reduced by 80% of the amount of the accretion of loan discount, and therefore the net effect is that pretax income is positively impacted by 20% of the amounts in this line item.

First Bancorp and Subsidiaries Financial Summary - Page 6

ASSET QUALITY DATA ($ in thousands)	Sept. 30, 2012	June 30, 2012	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011

Non-covered nonperforming assets
Nonaccrual loans	$69,413	73,918	69,665	73,566	75,013
Troubled debt restructurings - accruing	38,522	20,684	10,619	11,720	11,257
Accruing loans > 90 days past due	—	—	—	—	—
Total non-covered nonperforming loans	107,935	94,602	80,284	85,286	86,270
Foreclosed real estate	38,065	37,895	36,838	37,023	32,673
Total non-covered nonperforming assets	$146,000	132,497	117,122	122,309	118,943

Covered nonperforming assets (1)
Nonaccrual loans (2)	$37,619	39,075	42,369	41,472	36,536
Troubled debt restructurings - accruing	17,945	19,054	13,158	14,218	16,912
Accruing loans > 90 days past due	—	—	—	—	—
Total covered nonperforming loans	55,564	58,129	55,527	55,690	53,448
Foreclosed real estate	58,367	70,850	79,535	85,272	104,785
Total covered nonperforming assets	$113,931	128,979	135,062	140,962	158,233

Total nonperforming assets	$259,931	261,476	252,184	263,271	277,176
Asset Quality Ratios – All Assets
Net charge-offs to average loans - annualized	1.80%	0.96%	1.68%	1.00%	1.87%
Nonperforming loans to total loans	6.70%	6.27%	5.57%	5.80%	5.74%
Nonperforming assets to total assets	7.82%	7.86%	7.56%	8.00%	8.39%
Allowance for loan losses to total loans	2.03%	2.19%	2.17%	1.70%	1.55%

Asset Quality Ratios – Based on Non-covered Assets only
Net charge-offs to average non-covered loans - annualized	1.57%	0.79%	1.49%	1.09%	1.26%
Non-covered nonperforming loans to non-covered loans	5.05%	4.47%	3.83%	4.12%	4.19%
Non-covered nonperforming assets to total non-covered assets	4.93%	4.51%	4.02%	4.30%	4.21%
Allowance for loan losses to non-covered loans	2.11%	2.25%	2.22%	1.72%	1.67%

(1)	Covered nonperforming assets consist of assets that are included in loss-share agreements with the FDIC.
(2)	At September 30, 2012, the contractual balance of the nonaccrual loans covered by the FDIC loss share agreements was $67.9 million.

First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	September 30, 2012	June 30, 2012	March 31, 2012	Dec. 31, 2011	September 30, 2011

Net interest income, as reported	$34,473	32,951	32,091	31,920	33,489
Tax-equivalent adjustment	376	387	387	394	389
Net interest income, tax-equivalent (A)	$34,849	33,338	32,478	32,314	33,878
Average earning assets (B)	$2,855,083	2,863,866	2,846,972	2,816,689	2,808,205
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	4.86%	4.68%	4.59%	4.55%	4.79%

Net interest income, tax-equivalent	$34,849	33,338	32,478	32,314	33,878
Loan discount accretion	4,587	3,290	2,578	1,730	3,339
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$30,262	30,048	29,900	30,584	30,539
Average earnings assets (B)	$2,855,083	2,863,866	2,846,972	2,816,689	2,808,205
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	4.22%	4.22%	4.22%	4.31%	4.31%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion, for the reasons explained in the remainder of this paragraph. Loan discount accretion is a non-cash interest income adjustment related to the Company’s acquisition of two failed banks and represents the portion of the fair value discount that was initially recorded on the acquired loans that is being recognized into income over the lives of the loans. At September 30, 2012, the Company had a remaining loan discount balance of $85.9 million compared to $110.5 million at September 30, 2011. As the balances of the acquired loans pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.